Exhibit 99.1

Contacts:	Amedisys, Inc.
Kevin LeBlanc
Director of Investor Relations
(225) 292-2031
kleblanc@amedisys.com

AMEDISYS REPORTS RECORD SECOND QUARTER REVENUE AND NET INCOME

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 A.M. ET

BATON ROUGE, Louisiana (July 29, 2008) — Amedisys, Inc. (NASDAQ: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the three-month period ended June 30, 2008. We posted record financial performance for the three-month period ended June 30, 2008 with net service revenue and net income increasing 84.5% and 36.6%, respectively, over the three-month period ended June 30, 2007. Following are highlights of our performance for the three and six-month periods ended June 30, 2008:

Three-Month Periods Ended June 30, 2008 and 2007

•	Net service revenue increased 84.5% to $312.7 million compared to $169.5 million in 2007.

•	Net income increased 36.6% to $20.4 million compared to $14.9 million in 2007.

•

Diluted earnings per share increased 33.3% to $0.76 compared to $0.57 per diluted share in 2007. The weighted average number of diluted shares outstanding increased to approximately 26.8 million compared to 26.2 million in 2007.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 68.7% to $44.3 million compared to $26.3 million in 2007.

•

After adding back $2.7 million ($1.6 million, net of income tax) or $0.06 per diluted share in certain TLC Health Care Services, Inc. (“TLC”) integration costs*, the following would have been our results:

-	Net income increased 47.5% to $22.0 million compared to $14.9 million in 2007;
-	Diluted earnings per share increased 43.9% to $0.82 compared to $0.57 per diluted share in 2007; and
-	Adjusted EBITDA increased 78.9% to $47.0 million compared to $26.3 million in 2007.

Six-Month Periods Ended June 30, 2008 and 2007

•	Net service revenue increased 62.8% to $525.8 million compared to $323.0 million in 2007.

•	Net income increased 30.8% to $36.8 million compared to $28.2 million in 2007.

•

Diluted earnings per share increased 27.8% to $1.38 compared to $1.08 per diluted share in 2007. The weighted average number of diluted shares outstanding increased to approximately 26.7 million compared to 26.1 million in 2007.

•	EBITDA increased 53.7% to $76.6 million compared to $49.9 million in 2007.

•	After adding back $2.7 million ($1.6 million, net of income tax) or $0.06 per diluted share in certain TLC integration costs*, the following would have been our results:

-	Net income increased 36.5% to $38.5 million compared to $28.2 million in 2007;
-	Diluted earnings per share increased 33.3% to $1.44 compared to $1.08 per diluted share in 2007; and
-	Adjusted EBITDA increased 59.1% to $79.3 million compared to $49.9 million in 2007.

“We are very happy with our second quarter results,” stated William F. Borne, Chief Executive Officer of Amedisys. “The TLC acquisition was a strategic decision for our organization, expanding our coverage nationally during this time of payment reform. The integration of TLC is ahead of schedule and our new Specialty Division is progressing as projected.”

We urge caution in considering our current trends disclosed in this press release. The home health and hospice industry is highly competitive, and trends and guidance are subject to numerous factors, risks, and influences, some of which are referenced in the cautionary language below and others that are described more fully in our reports and registration statements filed with the Securities and Exchange Commission (“SEC”) including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov, and our internet website, http://www.amedisys.com. We disclaim any obligations to update disclosed information on trends or targets other than in our periodic filings with the SEC.

*	See footnote 2 on page 5 for explanation of these certain TLC integration costs.

Earnings Call and Webcast Information

To participate in the conference call, please dial (888) 690-2876 (Domestic) or (913) 312-1482 (International) a few minutes before 10:00 a.m. ET on Tuesday, July 29, 2008. A replay of the conference call will be available beginning at 1:00 p.m. ET on July 29, 2008 through August 5, 2008. The replay dial in number is (888) 203-1112 (Domestic) or (719) 457-0820 (International). The replay pin number is 4953426.

The call will also be available on the internet live and for seven days thereafter at the following web address: http://www.amedisys.com/investors

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMED.”

Additional information on the Company can be found at:

http://www.amedisys.com

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein. These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions, announced from time to time, and any financing related thereto, the ability to meet debt service requirements, comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. Amedisys expressly disclaims any obligation or undertaking and it does not intend to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Non-GAAP Financial Measure

This press release includes the following non-GAAP financial measure as defined under SEC rules: EBITDA, defined as net income before provision for income taxes, net interest expense and depreciation and amortization and Adjusted EBITDA, defined as EBITDA plus certain TLC integration costs. In accordance with SEC rules, the Company has provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable generally accepted accounting principles (“GAAP”) measure. Management believes that this is a useful gauge of the Company’s performance and is a common measure used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED FINANCIAL STATEMENT DATA

(Amounts in thousands, except per share data)

Balance Sheet Information

			June 30, 2008 (unaudited)	December 31, 2007
Current assets			$177,074	$164,513
Total assets			1,022,450	587,111
Total current liabilities			179,029	101,736
Total long-term obligations			346,656	37,555
Minority interests			807	849
Total stockholders’ equity			495,958	446,971

Income Statement Information

	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2008	2007	2008	2007
Net service revenue	$312,671	$169,457	$525,758	$323,038
Cost of service, excluding depreciation and amortization (1)	148,754	79,790	249,522	151,338
General and administrative and other expenses (1)	125,164	65,626	209,645	126,967

Operating expenses	273,918	145,416	459,167	278,305

Operating income	38,753	24,041	66,591	44,733
Other income (expense)	(5,030)	223	(5,659)	1,241

Income before income taxes and minority interest	33,723	24,264	60,932	45,974
Income tax expense	(13,337)	(9,347)	(24,109)	(17,792)
Minority interests	(2)	—	25	—

Net income	$20,384	$14,917	$36,848	$28,182

Net income per common share:
Basic	$0.77	$0.58	$1.40	$1.10

Diluted	$0.76	$0.57	$1.38	$1.08

Cash Flow Information

	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$31,856	$20,214	$57,544	$55,255
Net cash (used in) investing activities	(17,956)	(37,603)	(459,807)	(50,339)
Net cash (used in) provided by financing activities	(37,476)	1,247	347,733	2,204

Net (decrease) increase in cash and cash equivalents	(23,576)	(16,142)	(54,530)	7,120
Cash and cash equivalents at beginning of period	25,236	107,483	56,190	84,221

Cash and cash equivalents at end of period	$1,660	$91,341	$1,660	$91,341

(1)	Effective January 1, 2008, we have reclassified certain costs (primarily health care insurance) from our general and administrative expenses to our cost of service. As a result, our cost of service consists of the following expenses incurred by our clinical and clerical personnel in our agencies:

•	salaries and related benefits (including health care insurance and worker’s compensation);

•	transportation expenses (primarily reimbursed mileage at a standard rate); and

•	supplies and services expenses (including payments to contract therapists).

As a result of this reclassification, we have conformed the prior period results to the current year presentation and thus have reclassified $5.1 million and $9.6 million for the three and six-month periods ended June 30, 2007, respectively, from general and administrative expenses to cost of service.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(Financial Data in thousands)

	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2008	2007	2008	2007
Financial Data:
Depreciation and amortization expense	$5,419	$3,030	$9,843	$5,771
Capital expenditures	6,322	9,215	11,627	16,447
Key Statistical Data:
General
Number of home health agencies	454	296	454	296
Number of hospice agencies	44	17	44	17
Number of managed agencies operated through joint ventures:
Home health agencies	4	—	4	—
Hospice agencies	2	—	2	—
Number of agencies acquired (1)	11	15	133	18
Number of agencies opened as start-up locations (1)	7	10	17	23
Days revenue outstanding (2)	51.4	46.8	51.4	46.8
Internal episodic-based admission growth (3)	13%	13%	10%	14%
Internal episodic-based revenue growth (4)	28%	27%	27%	24%
Total visits (5)	1,852,263	1,049,008	3,133,220	2,021,183
Home Health
Medicare admissions (6)	48,745	29,293	83,625	58,593
Episodic-based admissions (7)	53,561	31,376	92,420	62,975
Medicare Completed episodes (8)	87,055	51,219	147,394	99,161
Average Medicare Revenue per completed episode (9)	$2,852	$2,671	$2,782	$2,658
Medicare visits per completed episode (10)	17.3	16.8	17.0	16.6

The following notes are for the periods indicated above:

(1)	Inclusive of both home health and hospice agencies.
(2)	For the quarter ended June 30, 2008 and 2007, our calculation of days revenue outstanding is derived by dividing our ending gross patient accounts receivable, net of contractual allowances, at June 30, 2008 and 2007 by our average daily net patient revenue for the three-month periods ended June 30, 2008 and 2007, respectively.
(3)	Internal growth rate is calculated as the percentage increase in total episodic-based admissions of base and start-up agencies in the current period, as compared to admissions of total episodic-based admissions from the prior period.
(4)	Internal revenue growth is calculated as the percentage increase in total episodic-based revenue of base and start-up agencies in the current period, as compared to revenue of total episodic-based revenue from the prior year.
(5)	Total visits are defined as the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visit all eligible patients in their residence.
(6)	Medicare admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payment for services is anticipated to be reimbursed by Medicare.
(7)	Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse the Company for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.
(8)	Medicare completed episodes are defined as the number of Medicare patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed.
(9)	Average Medicare revenue per completed episode is the average revenue earned for each completed episode of care.
(10)	Medicare visits per episode is calculated by dividing the total number of Medicare visits on completed episodes in the period by the total number of Medicare episodes completed in the period.

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2008	2007	2008	2007
Net income	$20,384	$14,917	$36,848	$28,182
Add:
Provision for income taxes	13,337	9,347	24,109	17,792
Interest (income) expense, net	5,178	(1,025)	5,836	(1,888)
Depreciation and amortization	5,419	3,030	9,843	5,771

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (1)	44,318	26,269	76,636	49,857
Add:
Certain TLC acquisition costs (2)	2,671	—	2,671	—

Adjusted EBITDA (3)	$46,989	$26,269	$79,307	$49,857

(1)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(2)	Certain TLC integration costs incurred primarily for the payment of severances for TLC employees and for the conversion of the acquired TLC agencies to our operating systems including our Point of Care network. Net of income taxes, the certain TLC integration costs amounted to $1.6 million or $0.06 per diluted share for the three and six-month the periods ended June 30, 2008.
(3)	Adjusted EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization plus certain TLC integration costs. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

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